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                                                                   EXHIBIT 10.84

     Attached is the employment offer letter originally given to Antonio Canova by Brocade Communications Systems, Inc. (the "Company") in connection with his initial employment. Subsequent to such time, the Company has agreed with Mr. Canova that Mr. Canova's title will be Chief Financial Officer and Vice President, Administration, his base salary will be $300,000, and his target bonus for fiscal year 2005 will be $150,000.
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                                 [BROCADE LOGO]

                                     BROCADE

November 13, 2000

Antonio Canova
20436 Kilbride Court
Saratoga, CA 95070

Dear Antonio,

On behalf of Brocade Communications Systems, Inc., I am pleased to offer you the position of Vice-President, Finance, reporting to myself. Your base salary will be $8,750.00 semi-monthly, plus benefits. If annualized, this amount equals $210,000.00

You will also be eligible for quarterly bonuses tied to achieving your MBOs, which amount to 40% of your annual salary per year, at target. To the extent that Brocade exceeds its quarterly plans for revenue and operating income you are eligible to participate in a Bonus accelerators up to additional 40% of your base salary.

Brocade is also offering you a stock option on 180,000 (one hundred eighty thousand) shares of Common Stock. The exercise price of the option will be equal to the fair market value of Brocade's Common Stock on the grant date, which will be the first date of your employment with Brocade. Vesting of this option will commence upon your start of employment and is contingent on continued employment. After the first six months of employment, 1/8 of the shares will vest and thereafter, 1/48 of the shares will vest on a monthly basis. The terms and conditions of this vesting are specified in the stock option agreement.

In the event of a change in control one-fourth of your remaining unvested initial option grant will vest Thereafter, the same number of options shares will vest each month as before the change of control, except as noted below. All of your unvested initial option will vest if, within one year after a Change in Control, you are subject to a Constructive Termination (as defined below).

For purposes of this letter a "a Change in Control" shall mean the closing of
(i) a consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger, or (ii) a sale of all or substantially all of the assets of the Company.

Constructive termination is defined as (I) a material reduction of your duties, authority or responsibilities, (ii) any reduction in your title, (iii) a reduction in your salary or bonus, as in effect immediately before the Change in Control, or (iv) the relocation of your principal place of employment, if the distance between your new office and you office immediately before the relocation is more than 35 miles.

This offer of employment is contingent upon you completing, signing, and returning to us this offer letter and the Employee Invention Assignment and Confidentiality Agreement.

                       BROCADE COMMUNICATION SYSTEMS, INC.
                    1745 Technology Drive, San Jose, CA 95110
                          T 408.4B7.BOOO F 40B.487.8101

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For purposes of federal immigration law (Immigration Reform and Control Act of
1986) you are required to provide documentary evidence of your eligibility for employment in the United States. Please bring the appropriate documentation, as listed on the enclosed I-9 Form, with you on your first day.

Your employment with Brocade is "at will" and may be terminated by either the employee or employer at any time, for any reason. Nothing in this offer is to be construed as a contract of employment for any specific length of time. Except for the Employee Invention Assignment and Confidentiality Agreement, and any rights in employee benefits generally offered to employees of Brocade, this offer represents the entire agreement related to your employment with Brocade and supersedes all prior or contemporaneous oral or written communications and representations.

Tony, I am pleased to welcome you to Brocade, and excited about building a great company with you. If you have any questions regarding your offer please contact me at (408) 487-8127; or Stephanie Jensen, our Vice President of Human Resources, at (408) 501-8639.

Please signify your acceptance of this offer by signing below faxing a copy of your signed offer letter and Employee Invention Assignment and Confidentiality Agreement to (408) 392-5060. Subsequently, please forward your original documents back to the Brocade, to the attention of Stephanie Jensen, as soon as possible. To accelerate your on-boarding with Brocade, we extend to you the opportunity to join us on a part-time basis, in which you'll receive pay up to 4 hours a week for time worked, prior to joining us as a full-time employee.

By signing below, you certify that you are not in breach of any agreements with, or any other obligations to, any current or former employer.

Sincerely,
BROCADE COMMUNICATIONS SYSTEMS, INC.

/s/ Michael Byrd
    --------------------------------
    Michael Byrd
    CFO and Vice president, Finance

Acknowledged receipt and accepted offer:

/s/ Antonio Canova
    -------------------------------
    Antonio Canova

I'd like to join Brocade initially on a part-time basis, 4 hours per week, on:
11/13/00

I'll join Brocade as a full-time employee on: December 11, 2000

On your first day of employment, whether it's in a part-time or full-time capacity, please bring the appropriate documentation to Ivette Navarro in Human Resources. You'll need to provide the documentation, listed on the enclosed I-9 Form, the Employee Invention Assignment and Confidentiality Agreement and W-4 form. The I-9 documentation must be provided to us within 3 (three) business days of your date of hire.

We invite you to New Hire Orientation on your first Monday of full-time employment, from 9:00 am until approximately 12:00. Orientation is held at 1745 Technology Drive, Concourse 6 Building.